STAAR Surgical Reports Continued Double Digit Core Revenue Growth

Core Product Revenue Grows 10% for the Third Quarter and Year to Date
Record Quarter for Visian ICL® Revenues and Units
IOL Revenues in the U.S. Grow for the First Time in Four Years
nanoFLEX™ Revenue Increases 26%
Visian ICL Direct to Consumer Marketing Campaign Initiated

MONROVIA, CA, November 2, 2010 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported results for the third quarter ended October 1, 2010.  Revenue for the period grew 6% to $13.2 million reflecting core product (IOLs and ICLs) revenue growth of 10% and a 44% decrease in defocused product revenue as compared to the third quarter of 2009.  Foreign currency exchange favorably impacted sales by $404,000.  The Company generated cash from operations in the third quarter of $470,000 and ended the quarter with cash, cash equivalents, and restricted cash of $8.6 million compared to $8.0 million as of July 2, 2010.

“Revenue from our core IOL and ICL products continued to grow in the third quarter, driven by record Visian ICL revenues with a 21% growth rate and increased market penetration of the nanoFLEX IOL,” said Barry G. Caldwell, President and CEO.  “We began the launch of our expanded range of Visian ICLs in late September to countries that accept CE Mark Certification.  With this expansion the Visian ICL has the broadest approval of any other refractive surgical option as virtually all myopic, hyperopic and astigmatic patients can now be treated.  Visian ICL units also established a new record with 34% growth reflecting accelerated market share gains. A higher percentage mix of ICLs compared to Toric ICLs resulted in an overall decline in average selling price.  Sales of the nanoFLEX IOL remain strong with a 26% increase over the prior year’s quarter.

“We are positioned to take advantage of the growth opportunities in our core product offerings,” continued Mr. Caldwell.  “We have increased the U.S. sales and marketing organization to more aggressively promote our ICL and IOL products.   Yesterday we launched the first phase of a direct-to-consumer marketing campaign that will focus on the benefits of Visian ICL over competing technologies for vision correction. It is designed to drive more potential refractive patients to schedule an appointment with an ophthalmologist to ask about the Visian ICL technology.  The campaign consists of a series of seven humorous one-minute videos that compare the Visian ICL to contacts, glasses and LASIK - the first video is now available on: www.visianinfo.com or  click here for a sneak preview of the first three episodes.   The remaining six videos will be released individually in the coming weeks. The availability of each new video will be announced through our social media sites; www.facebook.com/VisianICL and www.twitter.com/VisianICL as part of our initial viral campaign.  We will also be testing more traditional direct to consumer methods in select markets, which will include television and radio.”

Additional highlights in the third quarter of 2010 include:
•	There were several highlights at the 2010 Congress of European Society of Cataract and Refractive Surgeons (ESCRS) held in Paris during September, including:
o
The Visian ICL was featured in over 40 presentations by leading ophthalmologists, based on studies conducted all over the world during the Expert’s Symposium sponsored by the Company.  These studies confirm that Visian ICL offers superior visual results over a wide range of myopic and hyperopic refractive errors and confirmed its safety and efficacy over a period of 17 years.

o
In addition, Dr. Kenneth Lipstock, a member of STAAR’s CAST (Collamer Accommodating Study Team), presented data on his experience with the nanoFLEX™ IOL demonstrating that results at near and intermediate vision with the nanoFLEX IOL were superior to standard IOLs on the market.

•	The Asia-Pacific Academy of Ophthalmology Congress (APAO) held in Beijing during September included the following highlights:
o	During the General Conference Presentation Sessions there were 7 ICL presentations and 15 ICL Posters. In the STAAR booth there were 22 ICL presentations and 8 IOL presentations from local physicians.
o
Dr. Kimiya Shimizu, one of the foremost ophthalmic surgeons in Asia, presented a paper showing refractive instability and decreased visual performance after six years with LASIK. He has abandoned LASIK in his practice and implants the Visian ICL to correct greater than five diopters of myopia.

•	The American Academy of Ophthalmology (AAO) Conference in Chicago during October, included the following highlights:
o	The Company sponsored a Visian ICL Symposium attended by 150 surgeons with presentations by 30 surgeons from nine countries.
o	The Company sponsored training courses led by Dr. Scott Barnes and Dr. Butch Harton on Toric ICL for over 100 surgeons.
o
Dr. Greg Parkhurst, Major in the U.S. Army, presented his findings of a study comparing night vision and contrast sensitivity in patients with the Visian ICL and LASIK.  His conclusion was that the improvements in night vision were greater in ICL patients.

•
On August 2nd, the Company responded to the FDA’s questions concerning its submission for approval of the Visian Toric ICL.  Since that response there have been 20 additional questions which have mainly focused on the astigmatic results and most of those questions have come with a deadline for response.

•
The Company also responded on August 20th to questions from PMDA in Japan on its submission for approval of the Visian Toric ICL.  The Company is currently working on an additional request from September 28th and expects to respond in early November.

Recent Visian Implantable Collamer® Lens (ICL) Highlights

•
Third quarter Visian ICL sales hit a record $6.0 million which was an increase of 21% as compared to $5.0 million for the third quarter of 2009.  The increase reflected growth of total unit volume at 34% during the quarter which also established a new quarterly high. Mix changes generated by a 39% growth in ICL units compared to a 21% increase in Toric ICL units resulted in a slower rate of growth in Visian ICL revenue increases as compared to unit increases.

•
The Visian Toric ICL, which is available in 45 markets, accounted for 41% of ICL sales in those markets during the quarter as compared to 44% for the first nine months of 2010.  Visian Toric revenues in those markets increased by 14% during the quarter while the ICL increased by 47%.

•
In Korea, revenues for the Visian ICL products increased 59% during the third quarter, partly reflecting the shipments that had been previously delayed in Q2 due to the opening of a new ICL distribution center.  Units increased by 68% in the quarter.  Korean revenues have increased by 18% year to date.

•
In the U.S., Visian ICL sales decreased 9% primarily due to a change in purchasing patterns of a large customer.  Overall, refractive procedures continue to be adversely affected by the economy as LCA-Vision, reported that their same store procedures declined by 19% during the quarter and the two leading companies providing LASIK technology have reported what appear to be weak quarters.  Year to date, sales in the U.S. were down 3%.  For both the quarter and the first nine months, military sales have increased slightly, while civilian sales decreased slightly.

•	Other key markets continued to demonstrate strong growth as they have since the beginning of the year, including:
o
Sales in India grew 80% during the third quarter while units increased 74%.  India represented the product line’s fourth largest market during the period.  Sales in India for the first nine months of the year increased by 55%.

o
In China, the third largest ICL market during the quarter and second largest refractive surgery market, sales grew by 72% compared to the third quarter of 2009 with units growing 94%.  Sales for the first nine months of the year increased by 87%.

o	ICL sales in Singapore were up 102% in the quarter and 128% year to date.
o	Sales in the Mideast grew 18% during the quarter and 54% through the first nine months of the year.

Recent Intraocular Lens (IOL) Highlights

•	Third quarter IOL sales increased 2% to $6.6 million from the third quarter of 2009. Sales of the nanoFLEX IOL grew 26% during the quarter.
•	Quarterly sales of IOLs in the U.S. increased for the first time in four years and only the second time in seven years. The trends look promising for continued growth.
o	Average selling prices increased 12% in the third quarter.
o	Collamer and Toric lenses represented 72% of total sales.
•
Overall IOL sales in Europe decreased by 22% in the quarter however year to date, IOL sales in Europe are up 39%.  The decrease is primarily due to inventory launch purchases of the Preloaded KS-X in the prior year period.

•
In Japan, IOL sales increased 8% in the third quarter compared with the third quarter of 2009.  The quarter ended with no backorders to direct customers in Japan, though there were still backorders of about 1800 IOLs to distributors.  These represent lower margin sales and this level is within the normal range of a quarter end position.

•
Aaren Scientific, formerly Ophthalmic Innovation International, received FDA approval for their hydrophobic acrylic IOL, which uses a proprietary material owned by STAAR under a license.  Hydrophobic acrylic IOLs represent the majority of the IOLs sold in the U.S. market.  The lens design incorporates a square edge to reduce PCO rates and the ultra-high-purity material eliminates glistening which has been an issue with the leading hydrophobic acrylic IOL.   STAAR has the right to market these IOLs in the U.S. and also receives a royalty on all sales by Aaren.  The Company is currently evaluating market entrance in the U.S. with this product.

•
The Company continues to work with the FDA on its submission for the CAST II clinical protocol and the  Preloaded Silicone IOL.  Additionally, the Company is pursuing CE Mark approval for the nanoFLEX IOL.

Third Quarter Financial Highlights

•	Total net sales in the third quarter grew 6% to $13.2 million from $12.5 million in the third quarter of 2009. Foreign currency changes favorably impacted sales by $404,000.
•
Gross margin increased to 62.8% of revenue from 60.3% of revenue in the third quarter of 2009.   The increase is primarily due to improved manufacturing cost, increased average selling prices of IOLs and a decrease in royalty expense resulting from the 2009 expiration of a patent licensed to STAAR which was offset by a one-time charge of $160,000 due to raw material issues related to the Collamer material.  This is not expected to repeat as the issue with the supplier has been resolved.

•	Total operating expenses were $9.5 million, an increase of 9.4% over the third quarter 2009 total of $8.6 million. The effect of unfavorable exchange rate changes was approximately $295,000.
-
General and administrative (G&A) expenses increased by 9% to $3.6 million over $3.3 million in the third quarter of 2009 increased payroll and related expenses.   The unfavorable effect of foreign exchange rate changes was approximately $90,000.

-
Sales and marketing expenses were up 20% to $4.5 million as compared to $3.8 million during the third quarter of 2009 due to an investment to increase headcount in the U.S. sales and marketing team, an increase in trade show expenses and an unfavorable effect of exchange rate changes which was approximately $150,000.

-	R&D expenses decreased by 15% to $1.3 million due to decreased headcount and other expenses in Japan, partially offset by the $58,000 unfavorable effect of exchange rate changes.
•
Other income, net during the third quarter was $390,000 compared with other expenses, net of $511,000 in the prior year’s third quarter.  The $901,000 difference is primarily due to exchange gains recorded during the quarter and a decrease in interest expense as a result of the repayment of debt.

•
For the quarter ended October 1, 2010, loss from continuing operations and net loss was $1.2 million or $0.03 per share.  For the quarter ended October 2, 2009, loss from continuing operations was $1.8 million, or $0.05 per share, loss from discontinued operations was $134,000 or $0.01 per share, and the net loss was $2.0 million or $0.06 per share.

•	Cash and cash equivalents and restricted cash totaled $8,624,000 compared with $13,726,000 as of January 1, 2010 and $8,032,000 as of July 2, 2010.
STAAR generated cash from operating activities of $470,000 during the third quarter of 2010.

Nine Month Results

•
Total net sales in the first nine months of 2010 grew 7% to $40.6 million from $37.8 million in the first nine months of 2009.  Core product revenues increased by $3.6 million or 10.3%, while defocused product revenues declined by $780,000 or 25%. The effect of exchange on net sales was favorable by approximately $892,000.

•	Total Visian ICL sales were $17.8 million, up 16% from $15.3 million reported for the first nine months of 2009. Volume increased 18%.
•
Total IOL sales were $20.4 million, up 6% from $19.4 million reported during the first nine months of 2009.  For the nine month period, nanoFLEX IOL sales increased 22%.  Preloaded IOL sales grew 11% year to date, due to a 52% increase in KS-X Hydrophobic Acrylic Preloaded IOL sales reflecting the launch to expand market presence. Low price silicone IOLs decreased 19% as the Company focuses on more premium IOLs.

•	Total other product revenue of $2.4 million was 25% below $3.2 million in other revenue for the nine months of 2009.
•
Gross margin increased to 63.5% of revenue from 61.3% of revenue for the first nine months of 2009.   The increase was primarily due to improved manufacturing costs, higher average selling prices and royalty expense reduction, partially offset by higher inventory provisions.

•	Total operating expenses were $27.7 million, a 2% increase over the first nine months 2009 total of $27.1 million. The unfavorable effect of exchange rate changes was approximately $551,000.
-
General and administrative (G&A) expenses decreased by 10% over the first nine months of 2009, primarily reflecting a decline in legal expenses which was partially offset by the $150,000 unfavorable effect of exchange rate changes.

-
Sales and marketing expenses were up 10% over the first nine months of 2009 due to an investment in headcount in the U.S. sales and marketing team, an increase in trade show expenses and the unfavorable effect of exchange rate changes of approximately $300,000.

-	R&D expense decreased 4% over the first nine months of 2009, reflecting lower salaries and patent legal expenses, partially offset by the $100,000 unfavorable effect of exchange rate changes.
•	The results for the first nine months ended October 1, 2010, as compared to the first nine months ended October 2, 2009 are:
-	Loss from continuing operations was $3.4 million or $0.10 per share, as compared to a loss of $5.4 million or $0.17 per share in the prior year.
-	Income from discontinued operations was $4.2 million or $0.12 per share, as compared to income of $715,000 or $0.02 per share.

-	Net income was $744,000 or $0.02 per share, as compared to a net loss of $4.7 million or $0.15 per share.

All reported results reflect STAAR’s March 2, 2010 divestiture of its German distribution subsidiary, Domilens GmbH.  Operating results reported for both the first nine months of 2010 and for the comparative prior year periods include only results from continuing operations and exclude any contribution from Domilens, which the Company has presented in all reported periods as discontinued operations in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Except where otherwise stated, all financial comparisons in this press release are comparing corresponding periods of 2010 and 2009.

Conference Call

The Company will host a conference call and webcast on Tuesday, November 2, 2010 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the Company's third quarter results, and recent corporate developments. The dial-in number for the conference call is 877-941-7133 for domestic participants and 480-629-9821 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will be available for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4375246#. To access the live webcast of the call, go to STAAR's website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye.  All of these lenses are foldable, which permits the surgeon to insert them through a small incision.  A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.”  A lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.”  Over 195,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com.  STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries.  Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA.  For more information, please visit the Company’s website at www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

Safe Harbor

The financial information presented in this press release for the quarter ended October 1, 2010 is preliminary and remains subject to review by STAAR’s independent registered public accountants.  Final financial information for the quarter, which STAAR will report in its Quarterly Report on Form 10-Q, may differ.

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: projections of earnings; revenue; sales; cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; prospects for increased Visian ICL sales as a result of the expanded range of correction in certain regions, advertising campaigns or any of our other initiatives;, prospects for any product approval, including approval of the Visian Toric ICL in the U.S. or Japan; the outcome of plans to develop accommodating lenses or other products;  statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of the global recession on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; the risk of unfavorable changes in currency exchange rate; the risk that improved sales in our U.S. IOL product line may not be sustainable; the risk that efforts to develop new products, such as accommodating lenses, may not be successful; the broad discretion of regulators in approving medical devices in our major markets; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and a general decline in the demand for refractive surgery, which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions.

STAAR’s current data on the accommodating properties of the Collamer material derive from the reports of individual independent clinicians and has not been subjected to formal clinical studies. STAAR's current nanoFLEX IOL does not currently have an FDA labeling claim for accommodation. STAAR cannot assure that its further research will support a claim that either its current Collamer lenses or future designs restore the eye’s ability to accommodate. If clinical research does not support these claims, or supports only a narrow range of accommodation, STAAR’s Collamer accommodation project may not result in increased sales. New lens designs may require clinical research studies and applying for the FDA’s premarket approval, which are expensive and could result in delay or denial of approval.

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)
Unaudited

	Three Months Ended						Nine Months Ended
	% of	October 1,	% of	October 2,	Change		% of	October 1,	% of	October 2,	Change
	Sales	2010	Sales	2009**	Amount	%	Sales	2010	Sales	2009 **	Amount	%

Net sales	100.0%	$13,152	100.0%	$12,455	$697	5.6%	100.0%	$40,569	100.0%	$37,771	$2,798	7.4%

Cost of sales	37.2%	4,892	39.7%	4,943	(51)	-1.0%	36.5%	14,801	38.7%	14,633	168	1.1%

Gross profit	62.8%	8,260	60.3%	7,512	748	10.0%	63.5%	25,768	61.3%	23,138	2,630	11.4%

Selling, general and administrative expenses:
General and administrative	27.3%	3,591	26.5%	3,302	289	8.8%	25.2%	10,247	30.2%	11,404	(1,157)	-10.1%
Marketing and selling	34.6%	4,552	30.5%	3,798	754	19.9%	30.9%	12,517	30.0%	11,350	1,167	10.3%
Research and development	10.0%	1,309	12.4%	1,542	(233)	-15.1%	10.4%	4,218	11.6%	4,395	(177)	-4.0%
Other operating expenses	0.0%	-	0.0%	-	-	100.0%	1.7%	700	0.0%	-	700	#DIV/0!

Total selling, general and administrative expenses	71.9%	9,452	69.4%	8,642	810	9.4%	68.2%	27,682	71.8%	27,149	533	2.0%

Operating loss	-9.1%	(1,192)	-9.1%	(1,130)	(62)	5.5%	-4.7%	(1,914)	-10.5%	(4,011)	2,097	-52.3%

Other income (expense):
Interest income	0.1%	7	0.2%	29	(22)	-75.9%	0.1%	22	0.1%	37	(15)	-40.5%
Interest expense	-1.2%	(152)	-4.4%	(549)	397	-72.3%	-1.9%	(783)	-3.1%	(1,175)	392	-33.4%
Gain (loss) on foreign currency	3.4%	446	0.6%	78	368	471.8%	0.0%	6	0.6%	224	(218)	-97.3%
Loss on early extinguishment of note payable	0.0%	-	0.0%	-	-	#DIV/0!	-0.7%	(267)	0.0%	-	(267)	#DIV/0!
Other income (expense), net	0.7%	89	-0.6%	(69)	158	-229.0%	0.2%	77	0.2%	90	(13)	-14.4%
Other income (expense), net	3.0%	390	-4.2%	(511)	901	-176.3%	-2.3%	(945)	-2.2%	(824)	(121)	14.7%

Loss before provision for income taxes	-6.1%	(802)	-13.3%	(1,641)	839	-51.1%	-7.0%	(2,859)	-12.7%	(4,835)	1,976	-40.9%

Provision for income taxes	2.7%	356	1.5%	192	164	85.4%	1.4%	563	1.6%	597	(34)	-5.7%

Loss from continuing operations	-8.8%	(1,158)	-14.8%	(1,833)	675	-36.8%	-8.4%	(3,422)	-14.3%	(5,432)	2,010	-37.0%

Income (loss) from discontinued operations, net of income taxes	0.0%	-	-1.1%	(134)	134	-100.0%	10.3%	4,166	1.9%	715	3,451	482.7%

Net income (loss)	-8.8%	$(1,158)	-15.9%	$(1,967)	$809	-41.1%	1.9%	$744	-12.4%	$(4,717)	$5,461	-115.8%

Loss per share from continuing operations:
Basic and diluted		$(0.03)		$(0.05)				$(0.10)		$(0.17)

Income (loss) per share from discontinued operations:
Basic and diluted		$-		$(0.01)				$0.12		$0.02

Income (loss) per share:
Basic and diluted		$(0.03)		$(0.06)				$0.02		$(0.15)

Weighted average shares outstanding:
Basic and diluted		34,831		34,701				34,790		31,751

**Note: Prior year results of operations have been adjusted to reflect the discontinued operations of the Company's German subsidiary, Domilens, which was sold on March 2, 2010.

STAAR Surgical Company
Global Sales
(in 000's)
Unaudited

	Three Months Ended						Nine Months Ended
		October 1,		October 2,	%		October 1,		October 2,	%
Geographic Sales		2010		2009**	Change		2010		2009**	Change
United States	28.3%	$3,727	32.3%	$4,017	-7.2%	28.5%	$11,560	32.6%	$12,329	-6.2%

Japan	28.4%	3,734	29.2%	3,643	2.5%	28.9%	11,706	29.7%	11,199	4.5%
Korea	13.0%	1,710	8.5%	1,064	60.7%	10.7%	4,356	9.7%	3,664	18.9%
Other	30.3%	3,981	30.0%	3,731	6.7%	31.9%	12,947	28.0%	10,579	22.4%
Total International Sales	71.7%	9,425	67.7%	8,438	11.7%	71.5%	29,009	67.4%	25,442	14.0%

Total Sales	100.0%	$13,152	100.0%	$12,455	5.6%	100.0%	$40,569	100.0%	$37,771	7.4%

Product Sales
Core products
IOLs	49.9%	$6,559	51.8%	$6,454	1.6%	50.4%	$20,442	51.2%	$19,350	5.6%
ICLs	45.9%	6,034	40.2%	5,002	20.6%	43.8%	17,757	40.4%	15,271	16.3%
Total core products	95.7%	12,593	92.0%	11,456	9.9%	94.2%	38,199	91.7%	34,621	10.3%
Non-core products
Other	4.3%	559	8.0%	999	-44.0%	5.8%	2,370	8.3%	3,150	-24.8%
Total Sales	100.0%	$13,152	100.0%	$12,455	5.6%	100.0%	$40,569	100.0%	$37,771	7.4%

**Note: Prior year results of operations have been adjusted to reflect the discontinued operations of the Company's German subsidiary, Domilens, which was sold on March 2, 2010.

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)
Unaudited

	October 1,	January 1,
	2010	2010

Current assets:
Cash and cash equivalents	$8,488	$6,330
Restricted cash	136	7,396
Accounts receivable trade, net	7,118	9,269
Inventories, net	10,952	14,820
Prepaids, deposits, and other current assets	1,317	2,591
Total current assets	28,011	40,406
Property, plant, and equipment, net	3,772	5,005
Intangible assets, net	3,818	4,148
Goodwill	1,700	7,879
Deferred income taxes	104	104
Other assets	1,217	1,139
Total assets	$38,622	$58,681

Current liabilities:
Line of credit	$2,400	$2,160
Accounts payable	3,408	7,416
Deferred income taxes	360	360
Obligations under capital leases	494	795
Accrued legal judgments	-	4,000
Note payable, net of discount	-	4,503
Other current liabilities	6,111	7,706
Total current liabilities	12,773	26,940
Obligations under capital leases	1,307	1,098
Deferred income taxes	218	653
Pension obligations	2,395	2,035
Other long-term liabilities	218	101
Total liabilities	16,911	30,827

Series A redeemable convertible preferred stock	-	6,784

Stockholders' equity:
Common stock	348	348
Additional paid-in capital	150,861	149,559
Accumulated other comprehensive income	1,849	3,254
Accumulated deficit	(131,347)	(132,091)
Total stockholders' equity	21,711	21,070
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$38,622	$58,681

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Nine Months Ended		Three Months Ended
	October 1,	October 2,	October 1,	October 2,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$744	$(4,717)	$(1,158)	$(1,967)
(Income) loss from discontinued operations	(4,166)	(715)	-	134
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	1,191	1,526	370	523
Amortization of intangibles	607	585	208	195
Amortization of discount	236	265	-	113
Loss on early extinguishment of note payable	267	-	-	-
Fair value adjustment of warrant	117	74	(20)	66
Loss on disposal of property and equipment	4	91	2	54
Stock-based compensation expense	945	1,184	296	300
Change in pension liability	256	117	99	11
Other	40	62	(72)	(50)
Changes in working capital:
Accounts receivable	862	(107)	(178)	265
Inventories	1,042	1,111	264	346
Prepaids, deposits and other current assets	717	95	445	(451)
Accounts payable	(1,395)	(72)	336	392
Other current liabilities	(5,462)	396	(122)	511
Net cash provided by (used in) operating activities of discontinued operations	(635)	407	-	23
Net cash provided by (used in) operating activities	(4,630)	302	470	465

Cash flows from investing activities:
Proceeds from sale of subsidiary, net of transaction costs	11,824	-	-	-
Decrease (increase) in restricted cash	7,396	(7,368)	65	(27)
Deposit to restricted escrow account	(136)	-	-	-
Acquisition of property and equipment	(247)	(300)	(45)	(68)
Purchase of short-term investments	-	-	(55)	-
Sale of short-term investments	-	-	54	-
Proceeds from sale of property and equipment	-	22	-	4
Proceeds from sale of short-term investments - restricted	-	168	-	-
Net change in other assets	10	5	-	168
Net cash provided by (used in) investing activities of discontinued operations	(50)	118	-	79
Net cash provided by (used in) investing activities	18,797	(7,355)	19	156

Cash flows from financing activities:
Repayment of notes payable	(5,000)	-	-	-
Redemption of Series A preferred stock	(6,800)	-	-	-
Net proceeds from public sale of equity securities	-	8,548	-	-
Repayment of capital lease lines of credit	(609)	(744)	(114)	(243)
Borrowings under line of credit	-	630	-	-
Repayment under line of credit	-	(630)	-	(630)
Proceeds from exercise of stock options	292	-	152	-
Net cash used in financing activities of discontinued operations	(50)	(108)	-	(50)
Net cash provided by (used in) financing activities	(12,167)	7,696	38	(923)

Effect of exchange rate changes on cash and cash equivalents	158	9	65	192

Increase (decrease) in cash and cash equivalents	2,158	652	592	(110)
Cash and cash equivalents, at beginning of the period	6,330	4,992	7,896	5,754
Cash and cash equivalents, at end of the period	$8,488	$5,644	$8,488	$5,644

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Jenifer Kirtland, 415-896-6820	Christopher Gale, 646-201-5431
Douglas Sherk, 415-896-6820